UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                October 20, 2005


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                              93-0926999
(State of other Jurisdiction                              (IRS Employer ID No.)
        of Incorporation)

2777 HEARTLAND DRIVE, CORALVILLE, IOWA                             52241
(Address of Principal Executive Offices)                        (Zip Code)


        Registrant's Telephone Number (including area code): 319-545-2728

Item 9.01.   Financial Statements and Exhibits

     Exhibit 99.1 - Heartland Express, Inc. press release dated October 20, 2005 with respect to the Company's financial results for the quarter ended September 30, 2005.

Item 2.02.   Results of Operations and Financial Condition.

     On October 20, 2005, Heartland Express, Inc. announced its financial results for the quarter ended September 30, 2005. The press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                 HEARTLAND EXPRESS, INC.

Date: October 20, 2005                           BY:/s/ John P. Cosaert
                                                 ----------------------
                                                 JOHN P. COSAERT
                                                 Vice-President
                                                 Finance and Treasurer

                                Exhibit No. 99.1

Thursday, October 20, 2005, For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2005.

CORALVILLE, IOWA - October 20, 2005 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended September 30, 2005. Gross revenues for the quarter increased 16.1% to $136.2 million from $117.3 million in the third quarter of 2004. Net income increased 2.8% to $17.5 million from $17.1 million in the 2004 period. Basic earnings per share were $0.24 compared to $0.23 for the third quarter of 2004.

For the nine months, gross revenues increased 13.7% to $383.7 from $337.6 during the same period in 2004. Net income increased 9.5% to $50.3 million from $45.9 million in the 2004 period. Basic earnings per share were $0.67 compared with $0.61 for the 2004 period.

For the quarter, Heartland Express, Inc. posted an operating ratio (operating expenses as a percentage of gross revenues) of 81.4% and a 12.9% net margin. The Company reported an operating ratio of 81.1% and a 13.1% net margin for the nine months ended September 30, 2005. The third quarter operating ratio was favorably impacted by a $2.0 million gain from the trade of revenue equipment. These gains are now being recognized in compliance with Statement of Financial Accounting Standards No. 153, "Accounting for Non-monetary Transactions", which became effective July 1, 2005. Gains were previously deferred as a reduction of the basis of new revenue equipment. The Company's third quarter operating ratio was 82.8% prior to the recognition of the aforementioned gain. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in the Company's consolidated statements of income. In addition, the third quarter operating ratio and net income were negatively impacted by record high diesel prices which have continued into the fourth quarter.

The Company ended the third quarter with cash, cash equivalents, and short-term investments of $276.5 million, an $18.2 million increase from the $258.3 million reported on December 31, 2004. The Company's balance sheet continues to be debt-free.

Heartland Express was recently named to the Forbes magazine listing of "200 Best Small Companies in America". This marks the fourteenth time in the past eighteen years, and the fourth consecutive year that we have been recognized. This recognition exemplifies our consistent performance and solid financial position. The selection process is based on growth in revenues, earnings, and return on equity over the past five years and latest twelve months.

The Company has purchased approximately 1.2 million shares of its outstanding common stock this year under a 5.0 million share repurchase program approved in September 2001 by its Board of Directors. Our strong cash position has allowed us to improve shareholder return with share repurchases and cash dividends without effecting growth opportunities. This repurchase of shares demonstrates the Board of Director's confidence in the Company's performance and future prospects.

The Company is continuing the replacement of its entire tractor fleet. The Company has taken delivery of 600 new Internationals this year. The fleet replacement is approximately 50% completed and is scheduled to be completed by December 31, 2006. In addition, the Company purchased 700 new Wabash trailers during this year and will take delivery of 300 more during the fourth quarter.

During the quarter, Heartland Express declared a regular quarterly cash dividend. The quarterly dividend of approximately $1.5 million at the rate of $0.02 per share was paid on October 3, 2005 to shareholders of record at the close of business on September 22, 2005. The Company has now paid quarterly dividends of $11.5 million over the past nine consecutive quarters.

The Company recently announced the expansion to the Western United States. The Western operation will be based in Phoenix, Arizona with service initially to the west coast. This expansion will allow for growth with both existing and new customers. Expansion to additional western markets is anticipated in the future.

In addition, the Company announced the relocation of its corporate headquarters to North Liberty, Iowa. The new office and shop facilities are expected to be completed in the spring of 2007 and will be funded primarily with proceeds from the sale of the existing corporate headquarters location.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

                        Contact: Heartland Express, Inc.
                           John Cosaert or Mike Gerdin
                                  319-545-2728

                                               HEARTLAND EXPRESS, INC.
                                                   AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF INCOME
                                                     (UNAUDITED)

                                           Three months ended            Nine months ended
                                              September 30,                 September 30,

                                           2005           2004           2005           2004
                                           ----           ----           ----           ----

OPERATING REVENUE ..................   $136,209,698   $117,299,278   $383,738,516   $337,647,731
                                       ------------   ------------   ------------   ------------

OPERATING EXPENSES:

   Salaries, wages, benefits .......   $ 45,028,528   $ 40,305,667   $131,192,465   $119,163,588

   Rent and purchased transportation      7,462,499      8,578,807     23,004,432     28,620,347

   Operations and maintenance ......     38,055,562     25,297,575     98,465,534     68,954,053

   Taxes and licenses ..............      2,249,347      2,143,218      6,505,283      6,638,458

   Insurance and claims ............      5,015,569      2,562,377     11,817,266     10,454,595

   Communications and utilities ....        969,344        886,416      2,596,260      2,828,948

   Depreciation ....................      9,819,033      7,842,781     27,260,730     21,214,242

   Other operating expenses ........      2,277,868      4,022,516     10,217,239     10,836,071
                                       ------------   ------------   ------------   ------------

                                        110,877,750     91,639,357    311,059,209    268,710,302
                                       ------------   ------------   ------------   ------------

              Operating income .....     25,331,948     25,659,921     72,679,307     68,937,429

   Interest income .................      1,865,656        805,135      5,252,948      2,024,522
                                       ------------   ------------   ------------   ------------

   Income before income taxes ......     27,197,604     26,465,056     77,932,255     70,961,951

   Federal and state income taxes ..      9,655,150      9,395,071     27,665,951     25,070,700
                                       ------------   ------------   ------------   ------------

   Net income ......................   $ 17,542,454   $ 17,069,985   $ 50,266,304   $ 45,891,251
                                       ============   ============   ============   ============

   Earnings per common share:

       Basic earnings per share ....   $       0.24   $       0.23   $       0.67   $       0.61
                                       ============   ============   ============   ============

   Basic weighted average shares
   outstanding .....................     73,821,609     75,000,000     74,520,040     75,000,000
                                       ============   ============   ============   ============

   Dividends declared per share ....   $      0.020   $      0.020   $      0.060   $      0.047
                                       ============   ============   ============   ============


                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                        ASSETS
                                                 September 30,     December 31,
                                                      2005             2004
                                                 -------------    -------------
                                                  (unaudited)
CURRENT ASSETS

     Cash and cash equivalents ...............   $   3,656,609    $   1,610,543
     Short-term investments ..................     272,854,676      256,727,782
     Trade receivables .......................      44,983,188       37,102,813
     Prepaid tires ...........................       3,407,570        2,692,090
     Deferred income taxes ...................      27,496,000       24,964,000
     Other prepaid expenses ..................       2,773,510          158,267
                                                 -------------    -------------
                  Total current assets .......     355,171,553      323,255,495
                                                 -------------    -------------

PROPERTY AND EQUIPMENT .......................     271,567,085      253,648,785
     Less accumulated depreciation ...........      81,818,608       68,973,751
                                                 -------------    -------------
                                                   189,748,477      184,675,034
                                                 -------------    -------------
OTHER ASSETS .................................       8,959,853        9,081,322
                                                 -------------    -------------
                                                 $ 553,879,883    $ 517,011,851
                                                 =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
     Accounts payable & accrued liabilities ..   $  15,513,402    $   9,722,099
     Accrued expenses ........................      71,666,382       63,142,908
     Income taxes payable ....................       8,868,330        7,918,914
                                                 -------------    -------------
             Total current liabilities .......      96,048,114       80,783,921
                                                 -------------    -------------

DEFERRED INCOME TAXES ........................      44,834,000       46,885,000
                                                 -------------    -------------


COMMITMENTS AND CONTINGENCIES


STOCKHOLDERS' EQUITY
     Capital stock: Common, $.01 par value;
     authorized 395,000,000 shares;
     issued and outstanding 73,821,500
     and 75,000,000 ..........................         738,215          750,000
     Additional paid-in capital ..............            --          8,510,305
     Retained earnings .......................     412,793,508      380,906,884
                                                 -------------    -------------
                                                   413,531,723      390,167,189
     Less unearned compensation ..............        (533,954)        (824,259)
                                                 -------------    -------------
                                                   412,997,769      389,342,930
                                                 -------------    -------------
                                                 $ 553,879,883    $ 517,011,851
                                                 =============    =============



                                 END OF REPORT